Exhibit 10.4

EMPLOYMENT AGREEMENT

BETWEEN

EDWARD J. MATEY JR.

AND

FIRST STATES GROUP, L.P.

This Employment Agreement (the “Agreement”), dated as of August 30, 2005 (“Effective Date”), between First States Group, L.P., a Delaware limited partnership (the “Company”), and Edward J. Matey Jr. (the “Executive”):

WHEREAS, American Financial Realty Trust, a Maryland real estate investment trust (the “REIT”), is a limited partner and the sole owner of the general partner of the Company;

WHEREAS, this Agreement amends and restates the Employment Agreement between the Company and the Executive, dated January 1, 2004 (the “January 2004 Agreement”);

WHEREAS, the January 2004 Agreement amended and restated the Employment Agreement between the Company and the Executive, dated May 15, 2003 (the “May 2003 Agreement”);

WHEREAS, the May 2003 Agreement amended and restated the Employment Agreement between the REIT (which assigned that agreement to the Company) and the Executive, dated October 1, 2002 (the “Original Agreement”);

WHEREAS, the Company has determined that appropriate steps should be taken to encourage the continued attention and dedication of the Executive to his assigned duties without distraction;

WHEREAS, in consideration of the Executive’s continued employment with the Company, the Company desires to provide the Executive with certain compensation and benefits set forth in this Agreement in order to ameliorate the financial and career impact on the Executive in the event the Executive’s employment with the Company is terminated for a reason related to a Change of Control (as defined below) of the REIT; and

WHEREAS, the Company wishes to continue to employ the Executive in the capacities and on the terms and conditions set out below, and the Executive has agreed to continue such employment, in the capacities and on the terms and conditions set forth below.

NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:

1. EMPLOYMENT.

(a) POSITIONS. The Executive shall continue to be employed by the Company as Executive Vice President and General Counsel. The Executive shall also continue to be an officer of the REIT as its Executive Vice President and General Counsel.

(b) DUTIES. The Executive shall report to the Chief Executive Officer of the Company (the “Chief Executive Officer”) and his principal employment duties and responsibilities shall be those duties and responsibilities customary for this position as are assigned by the Chief Executive Officer or the Board of Trustees of the REIT (the “Board”).

(c) EXTENT OF SERVICES. Except for illnesses and vacation periods, the Executive shall continue to devote all of his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Executive may (i) make any passive investment where he is not obligated or required to, and shall not in fact, devote any managerial efforts, (ii) participate in charitable, academic or community activities, and in trade or professional organizations, or (iii) hold directorships in other companies consistent with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time to time.

(d) RELOCATION REIMBURSEMENT. In the event the Company changes the principal place of business at which the Executive performs his duties to a location that is outside of a 50 mile radius of Jenkintown, Pennsylvania, the Company shall reimburse the Executive for all reasonable relocation expenses, including but not limited to, temporary housing for the Executive and his family.

2. TERM. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect thereafter until May 15, 2006 (the “Initial Term”); and shall be automatically be extended for an additional one (1) year renewal term at the end of the Initial Term (a “Renewal Term”), and an additional one (1) year Renewal Term on each one year anniversary of the previous one year Renewal Term (the last day of the Initial Term and each such Renewal Term is referred to herein as a “Term Date”), unless either party terminates this Agreement not later than sixty (60) days prior to a Term Date by providing written notice to the other party of such party’s intent not to renew, or it is sooner terminated pursuant to Section 7. For purposes of this Agreement, “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extensions pursuant to this Section 2 or early termination of employment pursuant to Section 7.

3. BASE SALARY. The Company shall continue to pay the Executive a base salary annually (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. The Base Salary shall be $401,000, which shall consist of a base amount of $261,000 (the “Base Amount”) and a guaranteed bonus amount of $140,000 (the “Guaranteed Bonus Advance”). The Board or the Compensation and Human Resources Committee of the REIT (the “Compensation Committee”) shall review the Base Salary at least once a year to determine whether the Base Salary should be increased effective January 1 of any year during the Term, and the allocation of such increase between the Base Amount and the Guaranteed Bonus Advance; provided, however, that on each January 1 during the Term, the Base Salary shall be increased by a minimum positive amount equal to the Base Salary in effect on January 1 of the prior year multiplied by the percentage increase in the Consumer Price Index for such year. The amount of the increase shall be determined before March 31 of each year and shall be retroactive to January 1. The Base Salary, including any increases, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 3.

4. ANNUAL INCENTIVE AWARDS.

(a) ANNUAL INCENTIVE BONUS POLICY. Effective as of January 1, 2005, and for each year thereafter, the Executive shall be entitled to receive an annual incentive bonus for each fiscal year during the Term of this Agreement in the form of cash and Restricted Share Grants (as defined below) in accordance with a bonus policy adopted by the Compensation Committee by Janaury 31 for each fiscal year containing individual performance goals for participants and corporate performance goals set at Threshold, Target and Maximum levels, and allocating each participant’s annual incentive bonus on a percentage basis between individual and corporate performance goals (the “Bonus Policy”). The bonus will be prorated based on the achievement of individual or corporate performance goals between such levels as shall be provided for under the Bonus Policy or determined at the discretion of the Compensation Committee. For each fiscal year, a total bonus percentage (the “Total Bonus Percentage”) shall be determined under the Bonus Policy in effect for such fiscal year by how well the Executive has met the individual performance goals established for the Executive for such year and by how well the overall corporate goals have been met, on the following basis:

Total Bonus Percentage = Individual Bonus Percentage + Corporate Bonus Percentage

where:

“Individual Bonus Percentage” = individual goals allocation percentage x individual performance level achieved (Threshold, Target or Maximum percentage)

“Corporate Bonus Percentage” = corporate goals allocation percentage x corporate performance level achieved (Threshold, Target or Maximum percentage)

The percentages established for the Executive for the performance bonus levels for 2005 shall be 50% for Threshold Level, 100% for Target Level, and 135% for Maximum Level. After 2005, the percentages shall not be less than the 2005 percentages for each performance bonus level without the written agreement of the Executive. If the performance criteria contained in such Bonus Policy for a fiscal year are not achieved, the Executive may be eligible to receive an incentive bonus for such fiscal year, in such amount as is recommended by the Chief Executive Officer and subject to approval by the Compensation Committee.

(b) CASH INCENTIVE BONUS. The cash portion of the annual incentive bonus for a fiscal year (the “Cash Incentive Bonus”) shall be an amount related to the Executive’s Base Salary for such fiscal year determined as follows:

Cash Incentive Bonus = (Total Bonus Percentage x Base Salary) – Guaranteed Bonus Advance

The Cash Incentive Bonus for a fiscal year shall be paid to the Executive within one month after the end of such fiscal year.

(c) RESTRICTED SHARE INCENTIVE BONUS. The portion of the annual incentive bonus payable in Restricted Share Grants for a fiscal year (the “Restricted Share Incentive Bonus”) shall consist of a base grant (the “Base Grant”) plus a performance grant (the “Performance Grant”) determined as follows:

Restricted Share Incentive Bonus = Base Grant + Performance Grant

where:

“Base Grant” = 50% x Target Grant

“Performance Grant” = 50% x Total Bonus Percentage x Target Grant

The Target Grant for 2005 for the Executive has been established at 32,184 Common Shares under the 2005 Bonus Policy, and the Target Grant for each fiscal year thereafter shall be established under the Bonus Policy adopted for such fiscal year. The Restricted Share Incentive Bonus for a fiscal year shall be issued to the Executive in the form of Restricted Share Grants within one month after the end of such fiscal year. The Restricted Share Grants issued under the Restricted Share Incentive Bonus shall vest in accordance with Section 5(c) below, except that, regardless of the effective date of the grant, vesting shall be deemed to commence on the first business day of the fiscal year immediately following the fiscal year to which the Restricted Share Incentive Bonus relates.

5. LONG TERM AWARDS.

(a) 2002 EQUITY INCENTIVE PLAN OPTION GRANTS. The REIT has established the 2002 Equity Incentive Plan (“Equity Incentive Plan”). Under the Original Agreement, on the closing of the 144A Offering, the REIT granted the Executive an initial grant of options (the “Initial Grant Options”) to purchase 37,500 common shares of beneficial ownership of the Company, par value $.001 (“Common Shares”). The Initial Grant Options have an exercise price of $10.00 per share and a term of ten (10) years and will vest and become exercisable with respect to 25% of the underlying Common Shares on the one-year anniversary of the date of grant and 6.25% of the underlying Common Shares on the last day of each fiscal quarter thereafter until fully vested; provided, however, that the Executive will be 100% vested in the Initial Grant Options upon (i) a Change of Control (as defined herein), (ii) a termination by the Company without Cause (as defined herein), (iii) his death, (iv) his becoming Permanently Disabled (as defined herein), or (v) the Company’s failure to renew this Agreement. The Executive will forfeit all unvested Initial Grant Options if he is terminated at any time for Cause, and will forfeit all unvested Initial Grant Options if he voluntarily terminates his employment with the Company for any reason. The Executive shall be eligible to receive future option grants as recommended by the Chief Executive Officer, subject to review and approval by the Compensation Committee.

(b) 2002 EQUITY INCENTIVE PLAN RESTRICTED SHARE AWARDS. The Equity Incentive Plan provides for the issuance of Common Shares as restricted Common Shares (“Restricted Share Grants”) to the extent that such Common Shares are available thereunder. The Executive shall be eligible to receive Restricted Share Grants as recommended by the Chief Executive Officer, subject to Compensation Committee review and approval. The REIT granted the Executive an initial Restricted Share Grant for 72,000 Common Shares on July 1, 2003 (the “Initial Restricted Share Grant”). The Compensation Committee also approved a Restricted Share Grant to the Executive for 30,000 Common Shares, effective January 2, 2004 (the “January 2004 Restricted Share Grant”) and a Restricted Share Grant to the Executive for 32,184 Common Shares, effective January 4, 2005 (the “January 2005 Restricted Share Grant”).

(c) VESTING OF RESTRICTED SHARE AWARDS. The vesting of the January 2004 Restricted Share Grant and the January 2005 Restricted Share Grant are, and future awards of Restricted Share Grants shall be, on the following terms: vesting at the rate of 25% of the underlying Common Shares on the one-year anniversary of the effective date of the grant of Common Shares as Restricted Share Grants and 6.25% of the underlying Common Shares on the last day of each fiscal quarter thereafter until fully vested; provided, however, that the Executive will be 100% vested and all restrictions will lapse upon (i) a Change of Control (as defined herein), (ii) a termination by the Company without Cause (as defined herein), (iii) his death, (iv) his becoming Permanently Disabled (as defined herein), or (v) the Company’s failure to renew this Agreement. If the Executive is terminated for Cause or if he voluntarily terminates his employment for any reason, the Company has the right to repurchase any unvested Restricted Share Grants in accordance with the terms of the Equity Incentive Plan. The Common Shares issued as Restricted Share Grants will have voting and dividend rights, and, following the restriction period, shall be registered and fully transferable by the Executive.

(d) OUTPERFORMANCE PLAN BONUS. The REIT previously established the 2003 Outperformance Plan (the “OPP”) as an incentive compensation plan for key employees with awards determined based on the annual and the three-year total return to shareholders of the REIT over the period ending December 31, 2005.

(e) 2006 LONG-TERM INCENTIVE PLAN. The REIT has established the 2006 Long-Term Incentive Plan (the “2006 LTIP”), effective as of January 1, 2006, as a long-term, performance-based plan, using the growth in the REIT’s funds from operations as the measurement criteria. The Compensation Committee has approved a Target Unit (as defined in the 2006 LTIP) allocation (“Target Units”) of 4.5% to the Executive, which will become effective on January 1, 2006 if the Executive is employed by the Company at that date.

6. BENEFITS.

(a) VACATION. The Executive shall be entitled to four (4) weeks paid vacation per full calendar year, which shall accrue during the Executive’s employment with the Company. The Executive shall be entitled to cash in lieu of any accrued but unused vacation time in accordance with the Company’s vacation policy.

(b) SICK AND PERSONAL DAYS. The Executive shall be entitled to sick and personal days pursuant to Company policy.

(c) EMPLOYEE BENEFITS.

(i) PARTICIPATION IN EMPLOYEE BENEFIT PLANS. The Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in any Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance, and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other executives of the Company.

(ii) DISABILITY INSURANCE. The Company shall maintain, at its cost, supplemental renewable long-term disability insurance as agreed to by the Company and the Executive.

(d) OTHER BENEFITS.

(i) ANNUAL PHYSICAL. The Company shall provide, at its cost, a medical examination for the Executive on an annual basis by a licensed physician in the Philadelphia, Pennsylvania area selected by the Executive.

(ii) CAR ALLOWANCE. The Company shall pay Executive a monthly car allowance as determined by the Chief Executive Officer provided such allowance is consistent with amounts paid to other similarly situated executives of the Company and is not less than $750.00 per month.

(iii) DIRECTORS AND OFFICERS INSURANCE. During the Term, the Executive shall be entitled to directors and officers insurance coverage for his acts and omissions while an officer and director of the Company and the REIT on a basis no less favorable to him than the coverage provided to current officers and trustees. Additionally, after any termination of employment of the Executive for any reason, for a period through the sixth anniversary of the termination of employment, the Company and the REIT shall maintain directors and officers insurance coverage for the Executive covering his acts or omissions while an officer of the Company and the REIT on a basis no less favorable to him than the coverage provided to then-current officers and trustees or, in the event of a Change of Control, to former officers and trustees of the Company and the REIT and the then-current officers and trustees of their respective successor entities.

(iv) EXPENSES, OFFICE AND SECRETARIAL SUPPORT. The Executive shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that applicable to other executives of the Company, including, without limitation, telephone, reasonable travel and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, promptly upon the presentation by the Executive of appropriate documentation. The Executive shall also be entitled to appropriate office space, administrative support, and such other facilities and services as are suitable to the Executive’s positions and adequate for the performance of the Executive’s duties.

(v) PROFESSIONAL LICENSES; CONTINUING EDUCATION. The Company shall pay for the professional licenses of the Executive in all states in which he is licensed to practice law, and shall reimburse the Executive for all reasonable costs incurred in his complying with any continuing legal education requirements required to maintain his license(s).

7. TERMINATION. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(a) DEATH OR PERMANENT DISABILITY. Immediately upon death or Permanent Disability of the Executive. As used in this Agreement, “Permanent Disability” shall mean an inability due to a physical or mental impairment to perform the material services contemplated under this Agreement for a period of six (6) months, whether or not consecutive, during any 365-day period. A determination of Permanent Disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Permanent Disability shall be binding on all parties. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Permanent Disability shall not be considered a breach of this Agreement by the Company.

(b) FOR CAUSE. At the election of the Company and subject to the provisions of this Section 7(b), immediately upon written notice by the Company to the Executive of his termination for Cause. For purposes of this Agreement, “Cause” for termination shall be deemed to exist solely in the event of (i) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, a felony (exclusive of any felony relating to negligent operation of a motor vehicle and not including a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the Executive on a per se basis due to the Company offices held by the Executive, so long as any act or omission of the Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board or the Chief Executive Officer), (ii) a willful breach of his duty of loyalty which is materially detrimental to the Company, (iii) a willful failure to perform or adhere to explicitly stated duties that are consistent with the terms of this Agreement, or the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation any business code of ethics adopted by the Board, or to follow the lawful directives of the Board (provided such directives are consistent with the terms of this Agreement) which, in any such case, continues for thirty (30) days after written notice from the Chief Executive Officer to the Executive, or (iv) gross negligence or willful misconduct in the performance of the Executive’s duties. For purposes of this Section 7(b), no act, or failure to act, on the Executive’s part will be deemed “gross negligence” or “willful misconduct” unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company. The parties agree that in order to terminate the Executive pursuant to Subsections (ii) and (iv) hereof, the Company shall first be required to prove to the reasonable satisfaction of the Executive that he engaged in improper conduct under these Subsections, and if the Executive shall not agree with the Company’s assessment of his conduct, then the Executive shall not be terminated until an arbitrator, as provided for in Section 13(b), has determined that the Executive’s conduct constituted improper conduct under the applicable Subsection.

(c) WITHOUT CAUSE OR VOLUNTARY RESIGNATION. At the election of the Company without Cause, or at the election of the Executive for any reason, in either case upon thirty (30) days prior written notice to the Executive or the Company, as the case may be.

8. EFFECTS OF TERMINATION.

(a) TERMINATION ON PERMANENT DISABILITY OR BY THE COMPANY WITHOUT CAUSE. If the employment of the Executive should terminate by reason of his becoming Permanently Disabled or a termination by the Company for any reason other than Cause, then the Company shall pay all compensation and benefits for the Executive as follows:

(i) any Base Salary, Cash Incentive Bonus, Restricted Share Incentive Bonus, expense reimbursements and all other compensation related payments that are payable as of his termination of employment date that are related to his period of employment preceding his termination date, and

(ii) the prorated amount of the Cash Incentive Bonus at the Target Level for both corporate and individual performance for the year in which the termination of employment occurs, prorated for the portion of such year that the Executive was employed prior to the effective date of his termination, and

(iii) the amount equal to his Base Salary at the rate in effect on the effective date of the Executive’s termination of employment, that would have been paid or payable for the duration of the Initial Term of this Agreement, or, if greater, for 12 months (the “Severance Period”).

(iv) the issuance of fully vested Common Shares in an amount as determined by the Compensation Committee in its sole discretion, in lieu of any Restricted Share Incentive Bonus.

The sum of the amount payable under subsections (ii), (iii) and (iv) hereof is referred to herein as his “Severance Payment”. If a termination of employment under this Section 8(a) takes place during the Change of Control Termination Period (as defined below), then the Executive shall receive the Change of Control Severance Payment (as defined below) in lieu of the Severance Payment under Sections 8(a)(ii), (iii) and (iv).

(v) The Severance Payment shall be made in a single, lump sum cash payment before the later of (x) thirty (30) days after the effective date of the Executive’s termination of employment, and (y) the delivery of the signed Release (as defined below) to the Company and the expiration of the Executive’s statutory period to revoke the Release. With respect to any Severance Payment attributable to a period after the expiration of 24 calendar months after the termination of the Executive’s employment, such payment shall be reduced for compensation earned from other employment or self-employment after that date, and the Executive shall refund to the Company any amount due as a result of such reduction.

(vi) The Company shall allow the Executive to continue to participate during the Severance Period in any healthcare, dental, vision and prescription drug plans in which the Executive was entitled to participate immediately prior to his termination, to the same extent and upon the same terms as the Executive participated in such plans prior to his termination, provided that the Executive’s continued participation is permissible or otherwise practicable under the general terms and provisions of such benefit plans and programs. During the Severance Period, the Company shall pay for the Executive’s continued participation in said healthcare, dental, vision and prescription drug plans, including but not limited to premiums for such programs. To the extent that continued participation is neither permissible nor practicable, the Company shall take such actions as may be necessary to provide the Executive with substantially comparable benefits (without additional cost to the Executive) outside the scope of such plans, including, without limitation, reimbursing the Executive for his costs in obtaining such coverage, such as COBRA premiums paid by the Executive and/or his eligible dependents. If the Executive engages in regular employment after his termination of employment (whether as an executive or as a self-employed person), any employee benefit and welfare benefits received by the Executive in consideration of such employment which are similar in nature to the healthcare, dental, vision and prescription drug plans provided by the Company will relieve the Company of its obligation under this Section 8(a)(vi) to provide comparable benefits to the extent of the benefits so received.

(vii) The Executive’s stock options awarded under the Equity Incentive Plan (or any other or successor plan) shall immediately become 100% vested and he shall have a two-year period following the effective date of his termination of employment in which to exercise his vested stock options, including those stock options that vested upon his termination of employment.

(viii) The Executive’s restricted Common Shares awarded under the Equity Incentive Plan (or any other or successor plan) shall immediately become 100% vested and all restrictions shall lapse; provided, however, that this Section 8(a)(viii) shall not apply to any restricted Common Shares issued under the 2006 LTIP.

(ix) The Executive would be entitled to vest in and receive a percentage of his total OPP allocation for the 3-year term of the OPP (the “OPP Allocation”) equal to (x) the number of complete months the Executive had participated in the OPP through the effective date of his termination of employment, divided by (y) 36 (representing the total number of months in the OPP term), in lieu of the scheduled vesting of his OPP Allocation under the OPP. This percentage of his OPP Allocation would be paid to the Executive (less any cash OPP payments previously received by the Executive) after the OPP reward is determined at the end of the OPP plan term.

(x) If the Severance Period is less than 24 months, then the Noncompete Period in Section 11 shall be reduced to be equal to the Severance Period.

(xi) All Severance Payments are contingent on Executive signing a release of claims, substantially in the form attached hereto as Exhibit A (the “Release”).

(xii) The Executive shall be entitled to the rights and benefits as provided for under the 2006 LTIP.

(b) TERMINATION ON DEATH. Upon a termination of employment due to the Executive’s death, the Executive shall become 100% vested in his stock options and restricted Common Shares awarded under the Equity Incentive Plan. The Executive’s personal representative shall have a one-year period following the Executive’s death in which to exercise his vested stock options, including those stock options that vested on death. The Company shall pay to the Executive’s personal representative any Base Salary, Cash Incentive Bonus, Restricted Share Incentive Bonus, expense reimbursements and all other compensation related payments that are payable as of his date of death and that are related to his period of employment preceding his date of death, and within 60 days after the Executive’s death, shall pay to the Executive’s personal representative the prorated amount of the Cash Incentive Bonus at the Target Level for both corporate and individual performance for the year in which the Executive’s death occurs, prorated for the portion of the year during which the Executive was employed prior to his death. Upon a termination of employment due to the Executive’s death, the Executive shall also be entitled to the rights and benefits provided for under the 2006 LTIP.

(c) BY THE COMPANY FOR CAUSE OR VOLUNTARILY BY THE EXECUTIVE. In the event that the Executive’s employment is terminated by the Company for Cause or voluntarily by the Executive, the Company shall pay the Executive his Base Salary, Cash Incentive Bonus, expense reimbursements and all other compensation related payments that are payable as of his termination of employment date and that are related to his period of employment preceding his termination date. If the Executive is terminated for Cause or if he voluntarily terminates his employment for any reason, he shall forfeit all unvested options, subject to Section 9(b) below, and the Company has the right to repurchase any unvested Restricted Share Grants in accordance with the terms of the Equity Incentive Plan.

(d) TERMINATION OF AUTHORITY. Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of his terminated or expired position(s) and shall be without any of the authority or responsibility for such position(s). On request of the Board at any time following his termination of employment for any reason, the Executive shall resign from the Board if then a member.

9. CHANGE OF CONTROL.

(a) CHANGE OF CONTROL. For purposes of this Agreement, a “Change of Control” will be deemed to have taken place upon the occurrence of any of the following events:

(i) any person, entity or affiliated group, excluding the REIT or any employee benefit plan of the REIT, acquiring more than 50% of the then outstanding voting shares of the REIT,

(ii) the consummation of any merger or consolidation of the REIT into another company, such that the holders of the voting shares of the REIT immediately prior to such merger or consolidation is less than 50% of the voting power of the securities of the surviving company or the parent of such surviving company,

(iii) the complete liquidation of the REIT or the sale or disposition of all or substantially all of the REIT’s assets, such that after the transaction, the holders of the voting shares of the REIT immediately prior to the transaction is less than 50% of the voting securities of the acquiror or the parent of the acquiror, or

(iv) a majority of the Board of the REIT votes in favor of a decision that a Change of Control has occurred.

(b) CERTAIN BENEFITS UPON A CHANGE OF CONTROL. In the event of a Change of Control, the Executive shall become 100% vested in the stock options and restricted Common Shares awarded under the Equity Incentive Plan (or any other or successor plan), and shall also be entitled to the rights and benefits provided for under the 2006 LTIP. If the Executive voluntarily terminates his employment for any reason during the Change of Control Termination Period, then the Executive shall have a one-year period following the Change of Control in which to exercise his vested stock options, including those stock options that vested upon the Change of Control.

(c) CHANGE OF CONTROL SEVERANCE PAYMENT. If, at any time during (i) the six months prior to the date on which a Change of Control occurs, or (ii) the two year period beginning on the date of a Change of Control (collectively, the “Change of Control Termination Period”), the Executive’s employment is terminated by the Company for any reason other than Cause, death or his becoming Permanently Disabled, then the Executive shall receive the severance benefits described in Section 8(a) of this Agreement, except that, in lieu of the Severance Payment described in Sections 8(a)(ii), (iii) and (iv), the Executive shall receive an amount equal to the Change of Control Severance Payment (as defined below). The Change of Control Severance Payment shall be made in a single, lump sum cash payment no later than twenty (20) days after the effective date of the Executive’s termination of employment. If the Executive is entitled to the Change of Control Severance Payment described in this subsection (c) by reason of clause (i) above, the Executive shall receive the severance benefits described in Section 8(a) above after his employment is terminated, regardless of whether the Change of Control actually occurs, and the Executive shall receive the Change of Control Severance Payment, less the value of compensation received in accordance with Sections 8(a)(ii), (iii) and (iv), to the extent such compensation is received prior to the Change of Control, only if the Change of Control is consummated within the time period covered by clause (i) and Executive shall receive such additional amounts in a single, lump sum cash payment no later than twenty (20) days after the consummation of the Change of Control.

For purposes of this Agreement, “Change of Control Severance Payment” shall mean 2.5 multiplied by the sum of (i) the Executive’s average annual Base Salary for the three calendar year period immediately prior to the Executive’s date of termination, which for this purpose is determined by taking the Executive’s Base Salary in effect on the Executive’s date of termination, as well as the Executive’s Base Salary in effect for the immediately preceding two calendar years, plus (ii) the average annual cash incentive bonus actually received by the Executive for the three full fiscal year periods that immediately preceded Executive’s date of termination, plus (iii) the average value of the Restricted Share Grants awarded to the Executive over the three year period immediately following the Executive’s date of termination (excluding any restricted shares received by the Executive under the 2006 LTIP), which for this purpose is determined by taking the value of such Restricted Share Grants at the time of grant and aggregating the value of all Restricted Share Grants for the same calendar year.

(d) EXCISE TAX.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment (including any of the Tax Gross-Up Payments as defined below in this Section 9(d)) or benefit (including any accelerated vesting of options or other equity awards) made or provided, or to be made or provided, by the Company or the REIT (or any successor thereto or affiliate thereof) to or for the benefit of the Executive, whether pursuant to the terms of this Agreement, any other agreement, plan, program or arrangement of or with the Company or the REIT (or any successor thereto or affiliate thereof) or otherwise (a “Total Payment”), will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any comparable tax imposed by any replacement or successor provision of United States tax law (the “Excise Tax”), then the Company shall pay to the Executive one or more additional cash payments (the “Tax Gross-Up Payments”) in such amounts so that the net cash amount retained by the Executive, after deduction or payment of (A) the Excise Tax imposed on the Total Payments (including the Excise Tax imposed on the Tax Gross-Up Payments) and (B) all federal, state and local income and employment taxes imposed upon the Tax Gross-Up Payments, shall equal the excess of the Total Payments over the Tax Gross-Up Payments (it being understood that this is a circular definition that requires a reiterative calculation).

(ii) One or more determinations (each a “Tax Determination”) as to (A) whether any of the Total Payments will be subject to the Excise Tax, (B) the amount of the Excise Tax imposed thereon, and (C) the calculation of the related Tax Gross-Up Payment shall be made by the Company in consultation with such accounting and tax professionals as the Company considers necessary (with all costs related thereto paid by the Company). For purposes of determining whether any of the Total Payments will be subject to the Excise Tax, (1) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G of the Code) unless and to the extent that, in the written opinion of independent tax counsel selected (and paid for) by the Company and reasonably acceptable to the Executive (“Tax Counsel”), certain Payments do not constitute parachute payments, and (2) all “excess parachute payments” (within the meaning of Section 280G of the Code) shall be treated as subject to the Excise Tax unless and only to the extent that, in the written opinion of Tax Counsel (upon which the Executive may rely), such excess parachute payments are not subject to the Excise Tax. For purposes of determining the amount of any Tax Gross-Up Payment, the Executive shall be deemed to pay (x) federal income tax at the highest marginal rate in effect for the calendar year during which such Tax Gross-Up Payment is to be made, (y) FICA taxes at the highest rate applicable to wages in excess of the Social Security taxable wage base in effect for such calendar year, and (z) state and local income taxes at the highest marginal rates in effect for such calendar year in the state and local municipality of the Executive’s principal residence as of the date of termination or the date that any portion of the Total Payment becomes subject to the Excise Tax, net of the reduction in federal income tax attributable to the deduction of such state and local income taxes, and taking into account any limitation on deductions or credits or comparable negative impact for purposes of federal income tax as a result of the Total Payments made to the Executive during such calendar year.

(iii) An initial Tax Gross-Up Payment shall be made to the Executive on the date that the Change of Control Severance Payment is made, and within ten (10) days after each date that any portion of any Total Payment becomes subject to the Excise Tax (each such date is referred to as a “Payment Date”); provided that if the amount thereof cannot be fully determined by the Payment Date, the Company shall pay to the Executive by the Payment Date an estimate of such payment, determined by the Company reasonably and in good faith, and the Company shall pay to the Executive the remainder of such payment (if any) as soon as the amount thereof can be determined but in no event later than twenty (20) days after the Payment Date. Whenever any Tax Gross-Up Payment (or estimate thereof) is made to the Executive, the Company shall provide to the Executive the Company’s Tax Determination related to such payment, together with detailed supporting calculations and explanations and, if applicable, opinions of Tax Counsel. The Executive shall have the right to dispute any Tax Determination (a “Tax Dispute”) by so notifying the Company within fifteen (15) days after receiving such Tax Determination and the required supporting documentation. Each Tax Determination shall become final and binding upon the parties (A) if there is no Tax Dispute, at the end of such fifteen (15) day period, without change, or (B) if there is a Tax Dispute, upon final resolution of such Tax Dispute, with such changes as may result from such Tax Dispute. Other than the initial or an estimated Tax Gross-Up Payment as provided for above, any Tax Gross-Up Payment due from the Company to the Executive shall be paid within five (5) days after the related Tax Determination becomes final and binding, provided that, in the event of a Tax Dispute, any undisputed portion of the Tax Gross-Up Payment shall be paid within five (5) days after the Executive notifies the Company of the Tax Dispute.

(iv) The parties acknowledge that, as a result of potential uncertainties in the application of the provisions of the Code dealing with the Excise Tax, it is possible that Tax Gross-Up Payments should have been made by the Company but were not (an “Underpayment”) or that Tax Gross-Up Payments made by the Company should not have been made (an “Overpayment”). In either such event, the Company shall make a Tax Determination of the amount of the Underpayment or Overpayment that has occurred, and the Executive shall have the right to initiate a Tax Dispute related thereto. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of amended returns and claims for refunds), follow the Company’s reasonable instructions and otherwise reasonably cooperate with the Company to correct such Overpayment.

(v) Notwithstanding anything to the contrary in this Section 9(d), in the event that the Total Payment may be structured or allocated in such a manner so as to minimize or eliminate the Excise Tax and, therefore, the Tax Gross-up Payments without reducing the value of the Total Payment that the Executive is entitled to receive, the Executive agrees to provide such assistance as is reasonabley necessary so that the Company (or any successor thereto) can eliminate or reduce the Tax Gross-up Payments.

10. CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all information which is known only to the Executive or the Company, other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company’s business including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary Company programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive shall not, during or after the Term, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder by law or in any judicial administrative proceeding (in which case, the Executive shall provide the Company with notice). In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, the Executive shall deliver to the Company all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages in business, and that the provisions of this Section 10 are not intended to restrict the Executive’s use of such previously acquired knowledge.

In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.

11. NON-COMPETITION AND NONSOLICITATION. During the Term and, except as otherwise provided in Section 8(a)(x), for a period of 24 calendar months after the termination of the Executive’s employment (the “Noncompete Period”), the Executive shall not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other capacity whatsoever: (a) engage or assist others engaged, in whole or in part, in any business which is engaged in a business or enterprise that is substantially similar to the business of the Company that the Company was engaged in during the period of the Executive’s employment with the Company, or (b) without the prior consent of the Board, employ or solicit the employment of, or assist others in employing or soliciting the employment of, any individual employed by the Company at any time while the Executive was also so employed; provided, however, that the provisions of this Section 11 shall not apply in the event the Company materially breaches this Agreement or the Release.

Nothing in this Section 11 shall prohibit Executive from making any passive investment in a public company, or where he is the owner of five percent (5%) or less of the issued and outstanding voting securities of any entity, provided such ownership does not result in his being obligated or required to devote any managerial efforts.

The Executive agrees that the restraints imposed upon him pursuant to this Section 11 are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

12. INTELLECTUAL PROPERTY. During the Term, the Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or any other intellectual property of any type or nature whatsoever (“Intellectual Property”), whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any Confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

13. DISPUTES.

(a) EQUITABLE RELIEF. The Executive acknowledges and agrees that upon any breach by the Executive of his obligations under Sections 10, 11, or 12 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(b) ARBITRATION. Excluding only requests for equitable relief by the Company under Section 13(a), in the event that there is any claim or dispute arising out of or relating to this Agreement or the breach hereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Montgomery county, Pennsylvania, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“Rules”), by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three (3) arbitrators, one selected by the Company, one selected by the Executive and the third selected by agreement of the first two arbitrators, or, in the absence of such agreement, in accordance with such Rules. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party. The parties agree to use their reasonable best efforts to have such arbitration completed as soon as is reasonably practicable. Notwithstanding anything herein to the contrary, except as provided in 13(c) below the losing party shall pay the reasonable costs and expenses (including reasonable attorney fees and expenses) of the prevailing party with respect to such arbitration, except the Executive, if he is the losing party, shall not be required to pay such expenses and costs if the claim relates to statutory discrimination claims that he would not otherwise be required to pay if such claim had been brought in a court of competent jurisdiction.

(c) LEGAL FEES. The Company shall pay or promptly reimburse the Executive for the reasonable legal fees and expenses incurred by the Executive in successfully enforcing or defending any right of the Executive pursuant to this Agreement, even if the Executive does not prevail on each issue.

14. INDEMNIFICATION. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company or the REIT.

15. COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that for a period of 18 months following his termination of employment he shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

16. GENERAL.

(a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 16(a).

If to the Company, to:	First States Group, L.P.
1725 The Fairway
Jenkintown, PA 19046
Attn: Nicholas S. Schorsch, President and
Chief Executive Officer
Facsimile: 215-887-2585

If to Executive, at his last residence shown on the records of the Company.

Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed, and (iv) on confirmed receipt if sent by written telecommunication or telecopy, provided a copy of such communication is sent by regular mail, as described above.

(b) SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(d) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

(e) ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company except that the Company shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

(f) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, including the Original Agreement, the May 2003 Agreement, and the January 2004 Agreement, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and the Chief Executive Officer or a duly authorized representative of the Board (other than the Executive).

(g) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

(h) CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa.

(i) PAYMENTS AND EXERCISE OF RIGHTS AFTER DEATH. Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Executive, and otherwise to his estate.

(j) CONSULTATION WITH COUNSEL. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.

(k) WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

(l) CONSUMER PRICE INDEX. For purposes of this Agreement, the term “CPI” refers to the Consumer Price Index as published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items for Urban Wage Earners and Clerical Workers (1982-1984=100). If the CPI is hereafter converted to a different standard reference base or otherwise revised, the determination of the CPI adjustment shall be made with the use of such conversion factor, formula or table for converting the CPI, as may be published by the Bureau of Labor Statistics, or, if the bureau shall no longer publish the same, then with the use of such conversion factor, formula or table as may be published by an agency of the United States, or failing such publication, by a nationally recognized publisher of similar statistical information.

(m) SECTION 409A OF THE CODE. To the extent that any payment under this Agreement is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, the Company and the Executive shall amend this Agreement so that such payments will be made in accordance with the requirements of Section 409A of the Code.

(n) SURVIVAL. The provisions of Sections 8, 9, 10, 11, 12, 13, 14 and 15 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FIRST STATES GROUP, L.P.			EDWARD J. MATEY JR.
By:	First States Group, LLC Its general partner

By:
	Name:	Nicholas S. Schorsch
	Title:	President and Chief Executive Officer

Dated: August 30, 2005			Dated: August 30, 2005

GUARANTEE:

For good and valuable consideration, including the Executive’s agreement to serve as an officer of American Financial Realty Trust, the obligations of First States Group, L.P. under this Employment Agreement, dated August 30, 2005, with Edward J. Matey Jr., shall be guaranteed by American Financial Realty Trust.

AMERICAN FINANCIAL REALTY TRUST

By:
Name:	Nicholas S. Schorsch
Title:	President and Chief Executive Officer

Dated: August 30, 2005

EXHIBIT A

RELEASE AND WAIVER

This release and waiver (the “Termination Release”) is made as of the          day of                     , 200   by                      (the “Executive”).

WHEREAS, the Executive and First States Group, L.P. (the “Company”) have entered into an Employment Agreement (the “Agreement”) dated as of                      that provides for certain compensation and severance amounts upon his termination of employment; and

WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this Release and Waiver (“Termination Release”) in consideration of the Company’s agreement to provide the compensation and severance amounts upon his termination of employment set out in the Agreement; and

WHEREAS, the Executive has incurred a termination of employment effective as of                     , 20    ; and

WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive’s employment by the Company.

NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive agrees as follows:

1. RELEASE. In consideration for the payments to be made pursuant to the Agreement:

(a) Executive knowingly and voluntarily releases, acquits and forever discharges the Company, and its respective owners, parents, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Executive or any of his heirs, executors, administrators, successors and assigns (“Executive Persons”) ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the date of this Termination Release, including without limitation all claims for salary, bonuses, severance pay, vacation pay or any benefits arising under the Employee Retirement Income Security Act of 1974, as amended; any claims of sexual harassment, or discrimination based upon race, color, national origin, ancestry, religion, marital status, sexual orientation, citizenship status, medical condition or disability under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the American with Disabilities Act, Section 1981 of the Civil Rights Acts of 1866 and 1871, the Equal Pay Act, The Rehabilitation Act, The Consolidated Omnibus Budget Reconciliation Act, as amended, The Fair Labor Standards Act, as amended, and any other federal, state or local law prohibiting discrimination in employment; any claims of age discrimination under the Age

Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, or under any other federal, state or local law prohibiting age discrimination; claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any other employment-related tort; any claim for costs, fees, or other expenses, including attorneys fees; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.

(b) Executive represents that he has not filed or permitted to be filed against the Releasees, any complaints, charges or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. If Executive has filed a complaint, charge, grievance, lawsuit or similar action, he agrees to remove, dismiss or take similar action to eliminate such complaint, charge, grievance, lawsuit or similar action within five (5) days of signing this Termination Release.

(c) Notwithstanding the foregoing, this Termination Release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (hereinafter referred to as the “EEOC”) in connection with any claim he believes he may have against the Company. However, Executive hereby agrees to waive the right to recover money damages in any proceeding he may bring before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on his behalf. This Termination Release does not release, waive or give up any claim for workers’ compensation benefits, vested retirement or welfare benefits he is entitled to under the terms of the Company’s retirement and welfare benefit plans, as in effect from time to time, any right to unemployment compensation that Executive may have, or his right to enforce his rights under the Agreement.

2. CONFIRMATION OF OBLIGATIONS. Executive hereby confirms and agrees to his continuing obligation under the Agreement after termination of employment not to directly or indirectly disclose to third parties or use any Confidential Information (as defined in the Agreement) that he may have acquired, learned, developed, or created by reason of his employment with the Company.

3. CONFIDENTIALITY; NO COMPETITION; NONSOLICITATION. Executive hereby confirms and agrees to his confidentiality, nonsolicitation and non-competition obligations under the Agreement.

4. NO DISPARAGEMENT. Each of the Executive and the Company agree not to disparage the other, including making any statement or comments or engaging in any conduct that is disparaging or derogatory toward the Executive or the Company, as the case may be, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this Termination Release shall restrict communications protected as privileged under federal or state law to testimony or communications ordered and required by a court or an administrative agency of competent jurisdiction.

5. CONFIDENTIALITY. Each of the Executive and the Company agree to keep the terms of this Termination Release confidential and shall not disclose the fact or terms to third parties, except as required by applicable law or regulation or by court order; provided, however, that Executive may disclose the terms of this Termination Release to members of his immediate family, his attorney or counselor, and persons assisting him in financial planning or tax preparation, provided these people agree to keep such information confidential; provided, further, however, that the Company may disclose the terms of this Termination Release to its certified public accountants, outside counsel or others on a need to know basis, provided these people agree to keep such information confidential.

6. ACKNOWLEDGMENT. The Company has advised the Executive to consult with an attorney of his choosing prior to signing this Termination Release and the Executive hereby represents to the Company that he has been offered an opportunity to consult with an attorney prior to signing this Termination Release. The Executive shall have forty-five (45) days to consider the waiver of his rights in this Termination Release, although he may sign this Termination Release sooner if he chooses. Once he has signed this Termination Release, the Executive shall have seven (7) additional days from the date of execution to revoke his consent to the waiver of his rights. If no such revocation occurs, the Executive’s waiver of rights in this Termination Release shall become effective seven (7) days from the date of execution by the Executive. In the event that the Executive revokes his waiver of rights in this Termination Release, this Termination Release will have no force and effect and no Severance Payments (as defined in the Agreement) shall be due or payable.

7. GOVERNING LAW. This Termination Release shall be governed and construed in accordance with the laws of Commonwealth of Pennsylvania, without giving effect to principles of conflicts law.

IN WITNESS WHEREOF, the Executive has executed this Termination Release as of the day and year first above written.